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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
              PURSUANT TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS
                    THERETO FILED PURSUANT TO RULE 13d-2(b)
                             (AMENDMENT NO.  2  )(1)
                                            ---


                                    Aware, Inc.
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                                (Name of Issuer)


                     Common Stock, $0.01 par value per share
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                         (Title of Class of Securities)


                                  05453N-10-0
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                                 (CUSIP Number)


                                December 31, 1998
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             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[ ]  Rule 13d-1(c)

[X]  Rule 13d-1(d)


----------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).
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  CUSIP No.  05453N-10-0              13G             Page  2  of  6 Pages
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1.      NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Charles K. Stewart
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2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                        (b) [ ]
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3.      SEC USE ONLY

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4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
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                         5.       SOLE VOTING POWER

                                  1,230,876
  NUMBER OF              -------------------------------------------------------
   SHARES                6.       SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                        242,431
    EACH                 -------------------------------------------------------
 REPORTING               7.       SOLE DISPOSITIVE POWER
  PERSON
   WITH:                          1,230,876
                         -------------------------------------------------------
                         8.       SHARED DISPOSITIVE POWER

                                  242,431
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9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,473,307
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10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
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11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        7.0%
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12.     TYPE OF REPORTING PERSON*

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


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  CUSIP No. 05453N-10-0                13G             Page  3  of  6  Pages
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ITEM 1(a).     NAME OF ISSUER

               Aware, Inc.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               40 Middlesex Turnpike
               Bedford, MA 01730

ITEM 2(a).     NAME OF PERSON FILING:

               Charles K. Stewart

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               401 S. LaSalle Street
               Suite 1502
               Chicago, IL 60605


ITEM 2(c).     CITIZENSHIP

               U.S.A.

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock, $0.01 par value per share

ITEM 2(e).     CUSIP NUMBER:

               05453N-10-0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A: N/A.

     (a)  [ ] Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [ ] Insurance Company as defined in Section 3(a)(19) of the Exchange
              Act.


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  CUSIP No. 05453N-10-0                13G             Page  4  of  6  Pages
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     (d)  [ ] An investment company registered under Section 8 of the Investment
              Company Act.

     (e)  [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

     (j)  [ ] Group, in accordance with Rule 13d-1(b)(l)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box.[ ]

ITEM 4.     OWNERSHIP.

     (a)     Amount beneficially owned:   1,473,307 shares

     (b)     Percent of class: 7.0%

     (c)     Number of shares as to which such person has:

     (i)     Sole power to vote or to direct the vote  1,230,876
                                                       -------------------------

     (ii)    Shared power to vote or to direct the vote 242,431
                                                        ------------------------

     (iii)   Sole power to dispose or to direct the disposition of 1,230,876
                                                                   -------------

     (iv)    Shared power to dispose or to direct the disposition of 242,431
                                                                     -----------


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  CUSIP No. 05453N-10-0                13G             Page  5  of  6  Pages
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ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            N/A

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            N/A

ITEM 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED

            THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            N/A

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            N/A

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            N/A

ITEM 10.    CERTIFICATIONS.

            N/A




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  CUSIP No. 05453N-10-0                13G             Page  6  of  6  Pages
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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 10, 1999
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(Date)



/s/ Charles K. Stewart
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(Signature)



Charles K. Stewart
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(Name/Title)